Rare Element Resources Inc.

Exhibit 10.1

Professional Services Agreement

This Professional Services Agreement (“Agreement”) dated this 6th day of January 2022 and made effective as of January 3, 2022 (“Effective Date”), is by and between Rare Element Resources Inc. a Wyoming corporation ("RER" or “Company”), and Jaye T. Pickarts, P.E. whose address is 9792 West Unser Ave, Littleton, Colorado 80128 (the “Consultant”).

Whereas, RER has previously retained Consultant to perform professional consulting services for RER; and

Whereas, RER desires to further retain Consultant pursuant to an updated agreement consistent with the terms and conditions contained herein; and

Whereas, Consultant represents that he is qualified and desires to perform the professional services requested by RER, and that he has the professional business skills to bring to RER on a contracted, non-exclusive basis; and

Whereas, the Consultant agrees to perform services for RER upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, the parties hereby enter into this Agreement to set forth their mutual promises and understandings, and mutually acknowledge the receipt and sufficiency of valuable consideration in addition to the mutual promises, conditions and understandings set forth below.

The parties hereby agree as follows:

1.

Performance of Services. The Consultant shall perform the professional consultancy services described on the attached Exhibit A: Description of Services and such other services as are requested by RER from time to time (the “Services”).  All Services performed by Consultant shall be in strict accordance with Exhibit A and any written instructions to Consultant from RER from time to time.

2.	Fees and Reimbursable Services. RER shall pay the Consultant for the Services at a rate set forth on Exhibit A: Description of Services

As further set forth in Exhibit A: Description of Services, all reimbursable expenses, including pre-approved travel, mileage, meals and other engagement-related expenses will be reimbursed at actual cost only with no mark-up.  Examples of reimbursable expenses are set forth in the attached Exhibit A.  Expenses must be approved by RER in advance and will be billed separately from Consultant service invoices.  The Consultant shall not purchase any equipment necessary to provide the Services which has a cost in excess of $25.00 without the prior written approval from RER.

3.

Invoices. The Consultant shall invoice RER monthly pursuant to the billing rate set forth in Exhibit A. Invoices shall be submitted timely as requested by the accounting contact at RER. Consultant shall submit reimbursable expenses on the RER approved expense reimbursement form as provided by RER. RER will pay the Consultant within twenty working days following invoice approval, which shall be no longer than 5 days following receipt, unless RER notifies Consultant within such 5-day period of an objection to the invoice.

Rare Element Resources Inc.

4.

Scope of Services.  It is understood that Consultant shall provide consultancy based upon prior experience with RER. These services include advising on permitting and licensing activities, technical processing of rare earths, mine planning, and other management consulting as desired.

5.

Standard of Services.  The Consultant shall perform the Services with that degree of care, skill and judgment, which is customarily exercised by professionals in the performance of services of a similar nature in the same geographical area.

Consultant agrees to abide by all Health and Safety policies and procedures as set forth in the Bear Lodge Health and Safety Plan and any amendments or updates thereto as to any site visits or other engagement at the Bear Lodge project area. RER agrees to timely provide Consultant all updates to the plan.  Consultant further agrees to comply with all applicable Occupational Safety and Health Administration (OSHA) laws and/or Mine Safety and Health Administration (MSHA) laws.

6.

Permits and Licenses. In performing the Services, the Consultant shall comply with any and all applicable federal, state, and local laws, rules, regulations, and interpretations of all regulating agencies, including, but not limited to, statutes, ordinances, regulations, rules, building codes, permits, requirements, decree orders, and directives from any lawful public agency or authority.

7.

Insurance. The Consultant hereby confirms that he is an independent Consultant, not an employee of RER, for any purpose including worker’s compensation statutes. Further, the Consultant hereby waives and agrees to indemnify and hold harmless RER and its officers, directors, affiliates, agents and employees from any and all worker’s compensation claims, damages, losses, and expenses arising out of, or resulting from bodily injury, including personal injury, sickness, disease, or death of any and all employees of Consultant who would otherwise be covered by Consultant’s worker’s compensation insurance. This waiver and agreement to indemnify does not relieve RER from any liability for injury to Consultant to the extent caused by the negligent acts of RER, its agents, employees, or representatives.

8.

Indemnification. The Consultant shall indemnify and hold harmless RER and its officers, directors, affiliates, employees and agents from and against all claims, damages, losses and expenses, including but not limited to reasonable attorney fees, arising out of or resulting from the negligence, knowingly wrongful acts, errors or omissions of the Consultant.

9.	Disclosure of Information and Non-Competition.

Consultant has previously executed a Non-Disclosure Agreement (“NDA”) with Synchron, UIT, and the Company and all terms of the NDA apply to Consultants engagement hereunder, including any further extension to the NDA. Further Consultant agrees as follows:

(a)

All materials, data, specifications, plans, inventions, documents or other information prepared, developed or delivered to RER, or obtained by Consultant or his employees, if any, pursuant to and as a result of this Agreement, or any prior agreement between the parties, shall remain or become the property of RER.

Rare Element Resources Inc.

Consultant shall ensure the confidentiality of all such information deemed non-public, proprietary, or confidential by the RER (“Confidential Information”).  Consultant shall not disclose to any third party any type of Confidential Information described in this section or any other information of any description whatsoever (expressly including any technical process, geological findings or data and property claims and land boundaries) regarding plans, programs, plants, processes, products, costs, equipment, operations, or customers of RER or its clients that may come within the knowledge of Consultant in the performance of this Agreement, or is known to Consultant upon entering into this Agreement if obtained through prior consulting or employment, except:

(i)	Confidential Information which is or becomes part of the public domain other than by acts or omissions of Consultant; or

(ii)

Confidential Information which was lawfully in the possession of the Consultant at the time he initially became involved with the Services and was not acquired by Consultant directly from RER or any of its employees, affiliates, or contractors or anyone acting directly or indirectly for, or on behalf of, RER; or

(iii)

Confidential Information which Consultant is legally compelled by applicable law, by any court, governmental agency, or regulatory authority, or by subpoena or discovery request in pending litigation, but only if, to the extent lawful, Consultant gives RER prompt written notice of the fact prior to the disclosure so that RER may request a protective order or other remedy to prevent or limit such disclosures, and in the absence of such protective order or other remedy, Consultant may disclose only such portion of the Confidential Information which he is legally obligated to disclose.

The Consultant will not, without the prior written consent of RER, disclose to any third-party information developed or obtained by the Consultant in the performance of the Agreement except to the extent that such information falls within one of the categories described in (i), (ii) or (iii) above.

In addition, the Consultant acknowledges that from time-to-time additional confidentiality agreements may be imposed due to requirements of customers, consultants or partners of RER.  Consultant agrees to sign and abide by any such confidentiality agreements as reasonably requested by the Company.

(b)

In the event of a breach or threatened breach by the Consultant of section 9(a) above, RER shall be entitled, without the need to provide any form of security, to an injunction restraining Consultant from disclosing, in whole or in part, any such confidential or technical information, or from rendering any services to any person or entity to whom such confidential or technical information has been disclosed or is threatened to be disclosed.  Nothing herein shall be construed as prohibiting RER from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Consultant. Consultant specifically acknowledges and agrees that if he breaches this section, RER shall be entitled to recover all costs and expenses incurred by it, including reasonable costs, expenses, and liabilities, as a result of such breach or in pursuing any available remedy at law or in equity.

Rare Element Resources Inc.

(c)         Consultant will not, either alone or in partnership or jointly or in conjunction with any person, or in any other manner whatsoever, directly or indirectly acquire any interest in any mining or millsite claims or otherwise acquire any interest in minerals, real property, royalties or water within twenty (20) miles from the outside boundaries of any of the properties of Company.

Consultant acknowledges that due to the nature of RER’s business and interest in the properties, the restrictions set out in section of this provision are necessary and reasonable. Any interest acquired in violation of this paragraph shall, at RER’s request and at no cost to RER, be conveyed to RER.

10.

Independent Consultant. Consultant represents that he is fully experienced, properly qualified, equipped, organized, and financed to perform the Services. In the performance of the Services, the Consultant is and shall remain an independent Consultant. The Consultant shall not be deemed the servant, employee, or agent of RER, and therefore, Consultant shall not be entitled to worker's compensation benefits or unemployment insurance benefits. Except as otherwise expressly provided herein or by subsequent written notice to Consultant, the Consultant shall have the exclusive authority and responsibility for performing the Services and accomplishing the objectives of the Services, RER being interested only in the results obtained. RER shall not make any deductions, withholdings or contributions with respect to any payments to Consultant under this Agreement on account of social security, unemployment compensation, income tax, or otherwise under any federal, state, local or foreign law applicable to employer/employee relationships. All compensation earned and payable to Consultant under the terms of this Agreement shall be earned by her solely as, and in the capacity of, an independent Consultant.

11.

Conflicts of Interest and Priority.  Consultant has disclosed that his engagement is not exclusive to RER. Notwithstanding the above, Consultant agrees not to represent, be employed by, or consult in any way with any rare earth company during the Term.  Additionally, Consultant shall perform the agreed upon Services timely and to the satisfaction of RER, taking all precautions to secure confidential treatment of RER information in full adherence to section 9 above. Consultant shall disclose in writing to RER any potential real or potential conflicts of interest relating to his engagement by any other company or individual that is in the same or similar geographic or competitive position with RER, relating to the Services under this Agreement.  In the event RER determines, in its sole judgment, that any relationship which Consultant has, is against the best interests of RER, RER has the right to require that Consultant not engage with the other party for the Term of this Agreement. In the case that Consultant does not so agree, Consultant has the option to terminate the Agreement accordance with Paragraph 12(b).

12.Term and Termination.

(a)	This Agreement shall become effective on the Effective Date set forth above and terminate as of December 31, 2022, however, the parties may extend such term for success one-year calendar terms upon mutual agreement (the “Term”).

(b)	Notwithstanding the above, this Agreement may be terminated by either party, on thirty days’ written notice.

Rare Element Resources Inc.

(c)	Upon conclusion of the Services, the Consultant shall promptly discontinue all Services and shall deliver to RER all information and materials obtained in the performance of this Agreement. RER shall pay Consultant for Services performed to the effective date of termination.

(d)	Sections 7, 8, 9, 10, 14, 15 and 16 in this Agreement shall survive termination of this Agreement.

13.	No Assignment. The Consultant shall not assign this Agreement nor any sum payable under this Agreement.

14.

Arbitration.  All claims, disputes and other matters arising out of, or relating to, this Agreement or an alleged breach of this Agreement which cannot be settled between the parties directly shall be subject to final and binding arbitration in Denver, Colorado pursuant to the Commercial Rules of the American Arbitration Association and judgment may be entered on the arbitration award in any court of competent jurisdiction.  Should the parties fail to agree upon an arbitrator, then each party shall select one arbitrator, and the two chosen arbitrators shall select a third arbitrator to form a panel.  Each party shall bear its own respective costs of the arbitration and shall be responsible for one-half of the arbitrator’s fees.

15.

Notices.  All notices, consents and communications required or permitted under this Agreement shall be in writing and shall be deemed effective when delivered personally, by certified mail, by a courier or delivery service, or by fax or electronic transmission to the parties at the following address or at such other address for a party as shall be specified by like notice given at least five days prior thereto:

If to RER:Randall Scott Rare Element Resources, Inc.

PO Box 271049

Littleton, CO  80127

rscott@rareelementresources.com

If to Consultant:         Jaye T. Pickarts, P.E.

9792 West Unser Ave.

Littleton, Colorado 80128

jpickarts@rareelementresources.com

16.  Miscellaneous

(a)

Colorado Law.  Notwithstanding the arbitration venue set forth in section 14 above, this Agreement shall be governed in all respects, including validity, interpretation and effect by the laws of the State of Colorado.

(b)

Entire Agreement and Modifications.  The parties acknowledge that this Agreement constitutes the entire agreement between the parties and supercedes all prior representations, warranties, agreements and understandings, oral or written, between the parties with respect to its subject matter, including Consultant’s prior employment agreement with RER, which has been mutually terminated.  No

Rare Element Resources Inc.

modification or amendment of this Agreement or the waiver of any terms, conditions, rights or remedies hereunder shall be binding upon any party hereto unless signed in writing by both parties.  A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

(c)	Benefit. This Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and permitted assigns.

(d)

Headings and Severability.  If any clause or provision of this Agreement shall be adjudged invalid or unenforceable, it shall not affect the validity of any other clause or provision, which shall remain in full force and effect.  In the event any provision of this Agreement is found to be unenforceable for any reason, the parties shall attempt to modify that portion in a manner to preserve the intent of the parties in entering into this Agreement.  The headings in the Agreement are for convenience and reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

In Witness Whereof, the parties have executed this Agreement as of the day and year first above written.

Consultant:  Jaye PickartsRER:

Tax I.D. # On FileRare Element Resources, Inc.

/s/ Jaye T. Pickarts/s/ Randall Scott

Jaye T. Pickarts, P.E.  Randall Scott, President & CEO

Rare Element Resources Inc.

Exhibit A

Description of Services

Consultant’s Responsibilities shall include:

Provide Professional and Technical services as directed by RER in support of the Bear Lodge Rare Earth Project, Demonstration Project, and associated tasks.

Services Fee:

Consultant shall be compensated at the retainer rate of $16,000 per month.  Retainer shall be for 80 hours per month of service, with any unused hours carried over to the next month. Excess hours, if any, will be settled at the end of each calendar year quarter, with any excess hours billed at the rate of $215/hr.

Consultant shall keep detailed timesheets, submitted with a monthly invoice. Consultant shall comply with all timekeeping and other expense reimbursement requirements as part of the demonstration project subcontract.

Consultant shall be eligible for stock option grants pursuant to the Company’s Stock Option Plan and as approved by the Board of Directors of the Company. Any grant is at the sole option of the Board of Directors.

Reimbursable Expenses:

All approved expenses shall be actual, with no mark-up to RER.  Expenses shall only be reimbursed if set forth with specificity on the RER expense reimbursement form.